EXHIBIT 1.3

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS A

Dated: June 7, 2000

To:	SRFG, Inc. (the "Company"), as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.
Re:	Underwriting Agreement dated March 12, 1999 (the "Agreement") (a copy of which is attached hereto).
Title:	Sears Credit Account Master Trust II, $675,000,000, 7.25% Class A Master Trust Certificates, Series 2000-1.

Aggregate Initial Principal Amount of Certificates:

$675,000,000 Class A Master Trust Certificates, Series 2000-1

Class A Expected Final Payment Date:

November 2003 Distribution Date

Series and Class Designation of Designated Securities:

7.25% Class A Master Trust Certificates, Series 2000-1 (the "Class A Certificates")

Certificate Rating:

Class A Certificates:	Aaa by Moody's Investors Service, Inc.
AAA by Standard & Poor's Ratings Services

Aggregate Principal Receivables in the Accounts in the Trust as of the last day of the Due Period ending in May 2000:

$8,941,214,187

Date of Series Supplement:

June 15, 2000

Certificate Rate:

Class A Certificates: 7.25% per annum.

Terms of Sale:

The purchase price for the Designated Securities to the Underwriters, named on

Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class A Certificates: 99.306310%

Initial Public Offering Price:

The initial public offering price for the Designated Securities will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class A Certificates: 99.531310%

Adjustment to Underwriting Fee:

At the Time of Delivery (the "Closing Date"), in addition to the purchase of the Class A Certificates by the Underwriters named in Schedule 1 hereto, the amount specified on the Addendum hereto shall be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS") by the Company, or by MLPFS to the Company, as set forth in the Addendum. Any such payment shall be disregarded for purposes of Section 8(d) of the Agreement.

Closing Location:

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Time of Delivery:

8:30 A.M., Chicago Time, on June 15, 2000, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center, North Tower
New York, New York 10281-1315

Additional Agreements:

(a) Each reference in the Agreement to the First National Bank of Chicago is hereby amended to read as follows: Bank One, National Association (formerly, The First National Bank of Chicago). The address for such bank as provided in Section 5 of the Agreement is hereby amended to read as follows: One Bank One Plaza, Suite 0126, Chicago, IL 60670-0126.

(b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that (i) the Company and Sears may enter into that certain Pricing Agreement of even date herewith (collectively, with the Underwriting Agreement dated June 7, 2000 among the Company, Sears and the Class B Underwriter (as defined herein), the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class B Master Trust Certificates, Series 2000-1 (the "Class B Certificates") and (ii) the Company may enter into one or more Class A Purchase Agreements (the "Class A Purchase Agreements") of even date herewith, collectively with respect to $175,000,000 aggregate principal amount of Class A Certificates (the "Purchased Class A Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class A Underwriting Agreement") that the Class B Underwriting Agreement be duly executed and delivered by the parties thereto.

(c) If an underwriter under the Class B Underwriting Agreement (a "Class B Underwriter") shall default in its obligations to purchase the Class B Certificates and the Class B Underwriting Agreement terminates in accordance with its terms, the Class A Underwriters shall have the right to purchase the Class B Certificates on the same terms that the Class B

Underwriters were entitled to purchase such Class B Certificates prior to the expiration of the Class B Underwriting Agreement and in the same proportions that the Class A Underwriters have agreed to purchase the Class A Certificates hereunder; provided, however, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates and the Class B Certificates for a period of not more than seven days, to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus, as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

(d) If (A) (i) a Class B Underwriter shall default in its obligations to purchase the Class B Certificates, (ii) the Class B Underwriting Agreement terminates in accordance with its terms and (iii) the Class A Underwriters do not agree to purchase the Class B Certificates on the terms and in the proportions described in paragraph (c) above, or (B) a purchaser under a Class A Purchase Agreement shall default in its obligations to purchase Class A Certificates, then the Company shall have the right to postpone the Time of Delivery for the Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class B Certificates or Class A Certificates, as applicable, and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus, as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

(e) The purchase and sale of the Class A Certificates hereunder shall occur concurrently with and, subject to paragraph (c) above, shall be conditioned upon, the purchase and sale of the Class B Certificates and the purchase and sale of the Purchased Class A Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Class A Underwriters purchase the Class B Certificates as described in paragraph (c) above, if the Class B Underwriting Agreement terminates because of the default of a Class B Underwriter or a purchaser under a Class A Purchase Agreement, the Company shall not be under any liability to any Underwriter with respect to the Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

(f) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in an Agreement among the Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/Marie Walsh
On behalf of each of the Underwriters
Name: Marie Walsh Title: Authorized Signatory

Accepted:

SRFG, INC.

By: /s/Keith E. Trost

SEARS, ROEBUCK AND CO.

By: Larry R. Raymond

SCHEDULE 1

Underwriter	Principal Amount of Class A Certificates to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$112,500,000
Bear, Stearns & Co. Inc.	$112,500,000
Chase Securities Inc.	$112,500,000
J.P. Morgan Securities Inc.	$112,500,000
Lehman Brothers Inc.	$112,500,000
Morgan Stanley & Co. Incorporated	$112,500,000
Total:	$675,000,000

Addendum

On the Closing Date, if the Reference Rate is greater than the Unwind Rate, then the Company shall be obligated to make a payment to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), and if the Reference Rate is less than the Unwind Rate, then MLPFS shall be obligated to make a payment to the Company, in an amount equal to the product of (i) the difference between the Reference Rate and the Unwind Rate, expressed as a positive number, (ii) the Notional Amount and (iii) the Value per .01% Change in Rate.

"Notional Amount" shall mean $400,000,000

"Reference Rate" shall mean 7.3265%

"Unwind Rate" shall mean 7.3530%

"Value per .01% Change in Rate" shall mean 2.65